PRUCO LIFE INSURANCE COMPANY, PHOENIX, ARIZONA

REGISTERED INDEX-LINKED VARIABLE INCOME BENEFIT SCHEDULE SUPPLEMENT

Annuity Number: [001-0001]

Effective Date: [Effective Date of Rider]

[Protected Life] [Joint Protected Lives] on the Effective Date:

[John Doe]            Date of Birth: [October 21, 1972]
[[Mary Doe]            Date of Birth: [October 15, 1972]]

Income Percentage:

Age on Effective Date	Protected Life Income Percentages	Joint Protected Lives Income Percentages
[45-49	[2.50%	[2.05%
50-54	2.90%	2.55%
55-59	3.20%	2.85%
60-64	3.55%	3.20%
65-69	4.00%	3.65%
70-74	4.60%	4.25%
75-79	5.30%	4.95%
80]	5.90%]	5.55%]

Income Deferral Rate:

Age on Effective Date	Protected Life Income Deferral Rate Percentage	Joint Protected Lives Income Deferral Rate Percentage
[45-49	[0.05%	[0.05%
50-54	0.10%	0.10%
55-59	0.10%	0.10%
60-64	0.15%	0.15%
65-69	0.20%	0.20%
70-74	0.25%	0.25%
75-79	0.35%	0.35%
80]	0.40%]	0.40%]

Minimum Insured Income Stage Payment: [$100]

Charge for the Rider: Assessed annually on the Index Anniversary at a rate of [1.45]%

Income Stage Waiting Period: [1st] anniversary of the Effective Date;

Benefit Termination Waiting Period: [3rd] anniversary of the Effective Date.

FGI-VIB-SCH(11/25)    1